Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements of St. Joseph Capital Corporation on Form S-8, of our reported dated February 27, 2003 on the consolidated financial statements of St. Joseph Capital Corporation, which report is included in the 2002 Annual Report on Form 10-KSB of St. Joseph Capital Corporation.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

South Bend, Indiana
October 16, 2003